EXHIBIT 11


                            DATA GENERAL CORPORATION

               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                                   (Unaudited)

                     (In thousands except per share amounts)

                                                               Quarter Ended
                                                           ---------------------
                                                           Dec. 27,     Dec. 28,
                                                             1997         1996
                                                           -------       -------

Basic earnings per share:
Net income .........................................       $ 3,498       $10,415
                                                           =======       =======

Weighted average shares outstanding ................        48,640        39,694
                                                           =======       =======

Net income per share ...............................       $   .07       $   .26
                                                           =======       =======

Earnings per share assuming dilution: (a)
Net income .........................................       $ 3,498       $10,415
                                                           =======       =======

Weighted average shares outstanding ................        48,640        39,694

Incremental shares from use of treasury
  stock method for stock options ...................         2,036         2,393
                                                           -------       -------

Common and common equivalent shares,
  assuming full dilution, where applicable .........        50,676        42,087
                                                           =======       =======

Net income per share ...............................       $   .07       $   .25
                                                           =======       =======


--------------------------------------------------------------------------------

(a) For the quarters ended December 27, 1997 and December 28, 1996, the assumed conversion of convertible debentures, giving effect to the incremental shares and the adjustment to reduce interest expense, is anti-dilutive and has therefore been excluded from the computation.


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